EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
New York Community Bancorp, Inc.:

We  consent  to the  incorporation  by  reference  in the  Form  8-K of New York
Community Bancorp, Inc. of our report dated January 22, 2003, with respect to the consolidated statements of condition of Roslyn Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the Company's 2002 Annual Report on Form 10-K.


/s/ KPMG LLP


New York, New York
November 3, 2003